Exhibit 99.2

American Eagle Outfitters, Inc.
March 2010

Recorded Sales Commentary dated April 8, 2010

Good morning and welcome to the American Eagle Outfitters March 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended April 3rd, 2010 increased 15% to $280 million compared to $243 million for the five weeks ended April 4th, 2009. Consolidated comparable store sales increased 15%, compared to a 16% decrease for the same period last year.

March sales reflected the shifts of Easter and spring breaks, as well as a continued positive response to the AE brand spring merchandise assortment. We were pleased with the consistency across businesses. Both men's and women's comps increased in the low to mid-teens. We experienced strength across a number of spring categories, including graphic tees, denim, woven shirts and shorts. Within the knit tops category, we saw a stronger reaction to items priced under $20.

The average unit retail price decreased in the mid single digits. A double digit increase in the number of transactions per store was driven by a higher customer conversion rate and increased traffic in March. All geographic regions produced positive comps. AEO direct sales increased 13% in March driven by stronger traffic.

Similar to February, weeks one through four produced a positive mid single-digit comp. This is the sales performance that we expect for the combination of March and April. We continue to expect first quarter non-GAAP EPS to be in the range of $0.15 to $0.17 per diluted share. This guidance excludes $0.15 of estimated closing charges and an operating loss related to MARTIN+OSA. This also excludes potential investment security charges.

We will report April sales on Thursday, May 6th. Thank you for your continued interest in American Eagle Outfitters.